Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 18, 2022 (the “Effective Date”) is by and between GAMIDA CELL INC., a Delaware Corporation (the “Company”), and ABIGAIL JENKINS (the “Employee”) (each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee seeks to be employed by the Company and to perform services for the Company and its affiliated entities in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company and to perform services for the Company, its subsidiaries and affiliates, on the terms and conditions set forth herein (the “Employment”).

2. Term. Unless otherwise mutually agreed by the Parties in writing, the Employment shall commence on September 19, 2022 (the “Start Date”) and shall continue until terminated by either the Employee or the Company, pursuant to Section 7 hereof (the period of Employment pursuant to this Agreement, the “Term”).

3. Position. During the Term, the Employee shall serve as the Company’s President and Chief Executive Officer (the “Position”).

4. Duties and Reporting Relationship. During the Term, the Employee shall devote one hundred percent of the Employee’s regular business time and, on a full-time basis, use the Employee’s skills and render services to the best of the Employee’s abilities on behalf of the Company. The Employee shall report directly to the Board of Directors of the Company (the “Supervisor”). The Employee agrees that to the best of the Employee’s ability, the Employee will make all efforts to loyally and conscientiously perform the duties and obligations required of and from the Employee pursuant to the terms of this Agreement. The Employee shall be responsible for all duties reasonably associated with the Position, as determined by the Supervisor. The Employee shall comply with all of the lawful policies and procedures of the Company.

5. Place of Performance; Relocation. The Parties agree that the Employee shall initially work remotely from Employee’s residence in Melbourne Beach, Florida. As soon as reasonably practicable after the Effective Date, the Company and Employee will endeavor to mutually agree on a Company office location within the United States where Employee will relocate. Within six months after such determination, Employee will relocate to such Company office location and will perform her work for the Company primarily from such location. Within 30 days after the date the Company and Employee mutually agree on such office location, the Company will provide Employee with relocation assistance in a single, lump sum payment of $50,000, less applicable withholdings and deductions (the “Relocation Payment”) to assist Employee with her move from Melbourne Beach, Florida and to cover certain relocation-related living expenses. If the Employee resigns from the Company or is terminated for Cause prior to the 24-month anniversary of the date such Relocation Payment is made to Employee, then (x) if such resignation or termination occurs prior to the 12-month anniversary of the date such Relocation Payment is made to Employee, Employee will repay 100% of the Relocation Payment to the Company no later than 30 days after such resignation or termination date, or (y) if such resignation or termination occurs after such 12-month anniversary but prior to the 24-month anniversary of the date such Relocation Payment is made to Employee, Employee will repay 50% of the Relocation Payment to the Company no later than 30 days after such resignation or termination date. The Employee acknowledges and agrees that, in connection with the Employment for the Company, on an as-needed basis, the Employee will be required to travel throughout North America as well as outside of the North America geographical area, including but not limited to the State of Israel.

6. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of Five Hundred Fifty Thousand United States Dollars ($550,000), to be paid on a prorated basis in conformity with the Company’s payroll policies relating to its employees, in each case less applicable withholdings and deductions, not less frequently than twice each month. The Position qualifies as exempt from overtime payments for hours worked in excess of forty (40) hours per week, and the Employee will therefore not be entitled to any such overtime compensation. Employee’s Base Salary shall be reviewed annually as part of the Company’s normal salary review process by the Company and may be increased by the Company in its sole discretion. For the avoidance of doubt, any such increased annual base salary shall be considered Employee’s “Base Salary” for all purposes of this Agreement.

(b) Annual Target Bonus. In addition to the compensation set forth above in Section 6(a), following each calendar year, the Employee shall be eligible for an annual target bonus of Fifty Percent (50%) of the Base Salary as in effect at the start of that calendar year, upon the attainment of goals and targets established in writing by the Company’s Board of Directors (the “Board”), with such annual target bonus (if earned and declared) to be paid to the Employee in the payroll cycle for March of the year that immediately follows such calendar year, less applicable withholdings and deductions (the “Annual Target Bonus”).

(c) Benefits. During the Term hereof, the Employee shall be entitled to the following benefits:

(i)	Health Insurance. The Company shall make available to the Employee health insurance coverage for the Employee, in accordance with the policies obtained by the Company on behalf of similarly situated employees. Such health insurance shall include medical, dental and vision coverage.

(ii)	401(k). The Employee shall be eligible to participate in the Company’s 401(k) Plan, in accordance with the terms of such Plan.

(iii)	Disability Coverage; D & O Insurance. The Employee shall be eligible for both short-term and long-term disability coverage in accordance with the plans secured by the Company and made available to similarly situated employees. In addition, the Employee will be insured under the Company’s D & O liability coverage, pursuant to the terms of such coverage.

(iv)	Stock Options. The Company has recommended to the Board of Directors of Gamida Cell Ltd., the Company’s parent entity (the “Parent Board” and the “Parent”, respectively), and the Parent Board has approved, that the Employee be granted as of the Start Date 250,000 restricted stock units (“RSUs”) and options to purchase 1,000,000 ordinary shares of the Parent (the “Options”), pursuant to the terms of the Parent’s Share Incentive Plan and applicable grant agreements, as approved and adopted by the Parent Board (all applicable agreements, collectively, the “Plans”), which Options and RSUs, except as provided in Section 7(g)(iv) below, shall vest as follows: (i) with respect to the Options, 25% of the Options will vest on the first anniversary of the Start Date and an additional 6.25% of the Options will vest at the end of each subsequent three-month period thereafter over the course of the following three (3) years, and (ii) with respect to the RSUs, 33% of the RSUs will vest on the first anniversary of the Start Date, 33% of the RSUs will vest on the second anniversary of the Start Date, and the remaining 34% of the RSUs will vest on the third anniversary of the Start Date, provided that the Employee remains employed by the Company or its subsidiary on such vesting dates. All matters related to such Options and RSUs, including but not limited to the exercise price and the required execution of any governing agreement and/or other documentation, shall be subject to the sole discretion of the Parent Board. It is understood that nothing herein is intended to constitute a grant of, or right to, any share capital of the Company, and it is hereby confirmed that the Employee shall be solely responsible for any tax liability incurred in connection with the Options and RSUs, including but not limited to with respect to the grant, exercise, and/or sale of such Options and RSUs.

(v)	Paid Time Off.

(1)	Vacation. The Employee shall be entitled to take twenty (20) business days of vacation per calendar year, with such days to be prorated for partial years of employment. The Employee shall be entitled to carry over accrued but unused vacation days from one calendar year into the following calendar year, but at no time shall the Employee accrue more than twenty (20) days of vacation.

(2)	Holidays. In addition to vacation days, the Employee shall be entitled to take off the US holidays observed by the Company in any given calendar year. The Company does not pay out worked holidays.

(3)	Sick Time. The Employee will be eligible to take paid sick time off from work, in accordance with applicable law, up to a maximum of forty (40) hours per calendar year. Accrued but unused sick time shall be carried over from one calendar year to the following calendar year, with a maximum of forty (40) hours to be used for purposes of sick time in any given calendar year.

(4)	Separation from the Company. Upon the Employee’s termination of employment by the Company or the Employee’s resignation, the Employee will be entitled to the payout of any accrued but unused vacation days, but will not be eligible for payout on account of unused sick time or worked holidays.

(vi)	Company Property. The Company shall provide the Employee with Company property, including but not limited to a laptop, which shall remain at all times the property of the Company, to be used by the Employee in accordance with Company guidelines. Upon the Employee’s termination of employment for any reason, the Employee will be obligated to immediately return the laptop to the Company.

(vii)	Business Expenses. The Employee will be eligible for reimbursement of preapproved reasonable business expenses, including cell phone expenses as per a mutually agreed upon cell phone plan, as well as other expenses incurred in accordance with the Company’s business expense reimbursement policies, as may be updated from time to time by the Company.

(d) Section 409A of the Internal Revenue Code of 1986, as amended. The Parties hereby affirm that with respect to any and all payments and benefits under this Agreement, the intent is that such payments and benefits either: (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short−term deferral rule” set forth in Treasury Regulation §1.409A−1(b)(4), or (iii) are in compliance with Section 409A. In any event, the Parties further confirm that they intend to have all provisions of this Agreement construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(e) The Employee shall be responsible for the payment of applicable taxes and other compulsory payments imposed by law on the Employee, in respect of, or resulting from, the compensation and the benefits paid or granted to, or received by the Employee, or contributed by the Company, or to which the Employee is or may be entitled, pursuant to this Agreement or the Employee’s employment with the Company. The Company shall withhold or deduct from any payment or compensation to which the Employee is entitled, applicable amounts as required by law.

(f) Reimbursement of Attorney’s Fees. The Company will reimburse the Employee for any attorney’s fees actually incurred by the Employee in connection with the review and negotiation of this Agreement, with such reimbursement not to exceed $5000.00. Employee will submit reasonable documentation to the Company evidencing such fees incurred by the Employee and such reimbursement will be made to the Employee within 30 days of the Company’s receipt of such documentation.

7. Termination. The Employee’s Employment may be terminated without breach of the Agreement as set forth below:

(a) Death; Disability. The Employee’s Employment shall terminate upon the Employee’s death or Disability (as hereafter defined) to the extent permissible under applicable law. Upon any such termination, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive the Base Salary through the Date of Termination (as hereafter defined), as well as (i) reimbursement for approved but unpaid business expenses through the Date of Termination, (ii) any fully earned and declared (by the board of directors of the Company) Annual Target Bonus as of the Date of Termination which was not paid yet, and (iii) any other amount and/or entitlement owed to the Employee pursuant to applicable law upon such termination. The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company or otherwise upon any such termination, notwithstanding anything to the contrary contained in the Agreement or otherwise. For purposes of the Agreement, “Disability” shall mean the inability of the Employee to perform the Employee’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days, or for ninety (90) days in any six (6) month period. Notwithstanding anything to the contrary contained in the Agreement or otherwise, during any period of Disability, the Company shall not be obligated to pay any compensation, benefits or other amounts to the Employee, except as mandated by applicable law.

(b) Cause. The Company may terminate the Employee’s Employment for Cause at any time upon written notice to Employee.

(i) For purposes of the Agreement, the Company shall have “Cause” to terminate the Employee’s Employment hereunder pursuant to Employee’s:

(1) material breach of this Agreement or of any other written agreement between Employee and the Company, if such breach causes material harm to the Company or to any of its affiliates or reasonably threatens to cause such harm;

(2) material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment, if such failure causes material harm to the Company or to any of its affiliates and to the extent it is deemed curable by the Employee, is not cured within 10 days after written notice thereof is given to the Employee by the Company;

(3) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

(4) willful, intentional or grossly negligent act having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or of any of its affiliates, which to the extent it is deemed curable by the Employee, is not cured within 10 days after written notice thereof is given to the Employee by the Company; or

(5) willful misconduct with respect to any of Employee’s material duties or obligations under the Agreement or applicable law or regulation, which, to the extent it is deemed curable is not cured within 10 days after written notice thereof is given to the Employee by the Company.

(ii) A purported termination of Employee’s employment for Cause shall not be effective unless the Company provides written notice to Employee of the facts alleged by the Company to constitute Cause and such notice is delivered to Employee no more than 90 days after the Company has actual knowledge of such facts.

(iii) In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary through the Date of Termination, and any other amount and/or entitlement owed to the Employee pursuant to applicable law upon such termination, as well as reimbursement for approved but unpaid business expenses through the Date of Termination. The Employee shall not be entitled to any compensation, benefits or other amounts from the Company or otherwise upon such termination, notwithstanding anything to the contrary contained in the Agreement or otherwise.

(c) Termination without Cause/Resignation. The Employee’s Employment may be terminated at any time by the Company or by the Employee upon the Employee’s resignation. In the event of the termination of the Employee’s Employment by the Company for any reason (other than a termination for Cause), or the Employee’s resignation for any reason, it is agreed that the terminating Party shall give the other Party three (3) months’ notice of such termination in accordance with Section (f)(f)(d) below; provided, however, that in the event of termination of the Employee’s Employment by the Company for any reason (other than a termination for Cause), or the Employee’s resignation for any reason, that occurs upon, or during the twelve (12)-month period following, a Change in Control (as defined below), it is agreed that the terminating Party shall give the other Party six (6) months’ notice of such termination in accordance with Section (f)(d) below. In the event of the Company’s termination of Employee’s Employment for any reason (other than a termination for Cause) or Employee’s resignation for any reason: (i) the Employee shall receive the Base Salary through the Date of Termination, reimbursement for approved but unpaid business expenses through the Date of Termination, fully earned and declared (by the board of directors of the Company) Annual Target Bonus as of the Date of Termination which was not paid yet, any other amount and/or entitlement owed to the Employee pursuant to applicable law upon such termination, and, if applicable, the separation benefits described in Section (f)0 below, and (ii) the Company shall have the right to determine whether or not the Employee will actively work during the notice period.

(d) Notice of Termination. Any termination of the Employee’s Employment by the Company or by the Employee (other than termination upon the death of the Employee) shall be communicated by written Notice of Termination by such Party to the other Party in accordance with the notice provisions of the Agreement. Such Notice of Termination shall specify the last day of the Employee’s Employment with the Company.

(e) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated pursuant to any of the other terms set forth herein, the date specified in the Notice of Termination.

(f) Transition. Regardless of the circumstances surrounding the Employee’s termination of Employment, the Employee hereby agrees that upon the Employee’s termination of Employment, the Employee will return to the Company all Company property and will make reasonable efforts to facilitate the orderly transition of the Employee’s duties and responsibilities. Any such transition assistance following Employee’s last day of employment with the Company, shall be at no out-of-pocket cost or expense to the Employee and shall be subject to Employee’s commitments to any new employer.

(g) Separation Benefits.

(i) Non-Compete Payments after Termination not in connection with a Change of Control. In the event of the Company’s termination of Employee’s Employment not for Cause, or the Employee’s resignation from Employment for Good Reason (as defined below), then in consideration for Employee’s compliance with and performing of the obligations set forth in Section 2 of the Confidentiality and Ownership of Inventions, Unfair Competition, and Non-Solicitation Undertaking attached hereto as Schedule A (the “Undertaking”), during the noncompetition period as set forth in Section 2.1 of the Undertaking, the Company shall pay Employee, in a single lump-sum payment within 30 days after the Date of Termination an amount equal to 95% of the Base Salary, less applicable deductions and withholdings and less any severance pay-related amounts (if any) then paid, payable or accrued and released to or for the benefit of the Employee (whether pursuant to applicable law, any agreement, or otherwise) as a result of or in connection with such termination. The receipt of any payments herein is subject to Employee signing and not revoking a Release (as defined below) within the minimum time period required by applicable law, as specified by the Release.

(ii) For purposes of the Agreement, “Good Reason” means the occurrence of any of the following events without the Employee’s consent; provided, that any resignation by the Employee due to any of the following conditions will only be deemed to have been made for Good Reason if: (i) the Employee gives the Company written notice of the circumstances alleged by Employee to constitute Good Reason and of the intent to terminate Employment for Good Reason, which notice will be delivered within 30 days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason and will describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the Employee’s aforesaid written notice (the “Cure Period”); (iii) the Employee has cooperated in good faith with Company’s efforts to remedy such condition(s); and (iv) the Employee actually resigns from his/her Employment within the first 15 days after expiration of the Cure Period: (a) a material reduction by the Company of Employee’s Base Salary or annual bonus target (if any) as in effect immediately prior to the reduction, provided that a compensation plan change that affects similarly all employees at similar levels will not constitute Good Reason; (b) a material reduction in the Employee’s authority, duties or responsibilities, provided that a reduction that takes place within twelve (12) months following a Change in Control, or a change in job title or reporting relationship without a reduction in Employee’s base salary or annual bonus target, will not constitute Good Reason; or (c) relocation of the offices at which the Employee is required to work to a location outside 50 miles from Employee’s home. Employee’s death or Disability will not constitute a without Cause termination or Good Reason resignation under the Agreement.

(iii) For purposes of the Agreement, a “Change in Control” shall mean a Merger/Sale as defined under the Company’s 2017 Share Incentive Plan, as amended.

(iv) Non-Compete Payments after and Acceleration upon Termination in connection with a Change of Control. In the event of a Change in Control, if the Employee’s Employment is terminated by the Company not for Cause or the Employee resigns from Employment for Good Reason, in either case, within twelve (12) months following the consummation of such a Change in Control, then (a) in consideration for Employee’s compliance with and performing of the obligations set forth in Section 2 of the Undertaking during the noncompetition period as set forth in Section 2.1 of the Undertaking, the Company shall pay Employee, in a single lump-sum payment within 30 days after the Date of Termination (i) an amount equal to 100% of the Base Salary, plus (ii) a special bonus equal to 80% of the Base Salary, less applicable deductions and withholdings and less any severance pay-related amounts (if any) then paid, payable or accrued and released to or for the benefit of the Employee (whether pursuant to applicable law, any agreement, or otherwise) as a result of or in connection with such termination, and (b) any Options and other equity awards of the Company that have been granted to the Employee prior to the Change of Control and are outstanding as of the Date of Termination shall fully vest and become exercisable on such date in accordance with the terms of the applicable Plans. The receipt of any payments or accelerated vesting herein is subject to Employee signing and not revoking a Release (as defined below) within the minimum time period required by applicable law, as specified by the Release.

(v) Conditions Precedent. Any severance payments, benefits, or acceleration contemplated by this Section (f)0 are conditional on Employee: (i) continuing to comply with the terms of the Agreement and the Undertaking; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including non-disparagement, cooperation with the Company and no cooperation with third parties provisions) (the “Release”) and provided that such Release becomes effective and irrevocable within the minimum time period required by applicable law, as specified by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to payments, benefits, or acceleration under this Section (f)(f)0 or elsewhere in the Agreement. Any severance payments under the Agreement that would not be considered deferred compensation subject to Section 409A will be paid on the first payroll date that occurs on or after the date the Release becomes effective.

(vi) Section 409A. The payments and benefits under the Agreement are intended to qualify for an exemption from application of Section 409A of the Code (“Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein will be interpreted accordingly. To the extent that any payment or benefit described in the Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the termination of the Employment, then such payments or benefits will be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Notwithstanding anything in the Agreement to the contrary, if at the time of Employee’s separation from service, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee become entitled to under the Agreement on account of Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, (B) Employee’s death, or (C) such earlier date as permitted under Section 409A without imposition of adverse taxation. The Company makes no representation or warranty and will have no liability to the Employee or any other person if any provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

(vii) Modified Economic Cutback Following a Sale Event. If any payment or benefit that the Employee would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Unless the Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within 15 calendar days after the date on which the Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company.

If the Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee will promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8. Employee Representations.

(a) The Employee hereby represents and warrants that the Employee’s performance of the terms of this Agreement will not breach any written or oral agreement entered into by the Employee with a former employer or with any other third party. The Employee further represents and warrants that the Employee will not engage in additional employment or recreational activities that would in any way pose a conflict of interest with the Employment.

(b) The Employee hereby confirms that the Employee is not owed any amounts or entitled to any benefits from the Company and/or its affiliates for any period of employment, consulting or services provided by the Employee prior to the Effective Date, whether to the Company or to any of its affiliated entities, and that the Employee has been paid in full any amounts which may be due to the Employee on the part of the Company and/or its affiliates on account of any such period of employment, consulting or services provided.

(c) The Employee hereby acknowledges that the Employee’s signing of the Undertaking constitutes a precondition of the Employment. The Employee further affirms that this Agreement and the Undertaking constitute the entire understanding of the Parties with respect to the subject matter hereof or otherwise to the Employee’s employment with the Company, and supersede any and all understandings, agreements, promises, negotiations, proposals, discussions, understandings and arrangements whether oral or written, between the Company and the Employee.

(d) The Employee understands that the Employment and obligations of the Company pursuant to this Agreement are conditioned upon the Employee’s presenting to the Company and maintaining, in each case as required by applicable law, authorization to work in the United States. It is understood that absent such work authorization, the terms of this Agreement shall be null and void, and the Company shall have no obligations hereunder. In the event that the Employee is actively employed by the Company at the time of a lapse in the Employee’s work authorization for any reason, the Employment shall immediately terminate and the Company shall have no obligations with respect to the Employee or pursuant to this Agreement.

(e) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants set forth in this Agreement and its attached Schedule A, and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9. No Retention Rights. Nothing in the Agreement or otherwise shall confer upon Employee the right to continue in the employ of, or be in the service of the Company or any subsidiary or other affiliate thereof as a service provider or to be entitled to any remuneration or benefits not set forth in the Agreement, or to interfere with or limit in any way the right of the Company or any such subsidiary or other affiliate thereof to terminate Employee’s employment or service (including, any right of the Company or any of its affiliates to immediately cease the Employee’s employment or service or to shorten all or part of the notice period, regardless of whether notice of termination was given by the Company or its affiliate or by the Employee). Employee shall not be entitled to claim and Employee hereby waives any claim against the Company or any Subsidiary or other affiliate thereof, that Employee was prevented from continuing to accrue any rights pursuant to the Agreement as of and through the date of termination of employment with, or services to, the Company or any Subsidiary or other affiliate thereof. Employee shall be entitled to any compensation which would have accrued had Employee’s employment or engagement with the Company (or any Subsidiary or other affiliate thereof) not been terminated.

10. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by email or first-class mail, certified or registered, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of email, or immediately upon acknowledgement of receipt, as follows:

If to the Company:              GAMIDA CELL INC.

Attention: Board of Directors

116 Huntington Ave., 7th Floor

Boston, MA 02116

With a copy to:

Gamida Cell Inc.

Attention: General Counsel

Email: legalnotices@gamida-cell.com

If to the Employee:             ABIGAIL JENKINS

[Contact information provided separately to the Company]

or as otherwise indicated as per the Company’s personnel records for the Employee.

11. Remedies of the Company. Upon any termination of the Employment for Cause, the reasons for which may cause irreparable harm to the Company, the Company shall be entitled to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

12. Arbitration. Except as set forth above in Section 10 above and as set forth in the Undertaking, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, Employees, representative or agents) arising out of or relating to this Agreement, the Employment of the Employee, the cessation of Employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by arbitration pursuant to the Federal Arbitration Act in a forum of the American Arbitration Association (“AAA”) located in the Commonwealth of Massachusetts and applying the substantive law of the Commonwealth of Massachusetts, unless otherwise mutually agreed upon by the Parties, and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration, the Parties shall agree upon a single arbitrator, who shall: (i) agree to treat as confidential evidence and other information presented by the Parties to the same extent as Confidential Information under the Undertaking must be held confidential by the Employee, (ii) have no authority to amend or modify any of the terms of this Agreement, and (iii) have ten (10) business days from the closing statements or submission of post-hearing briefs by the Parties to render his or her decision. Any arbitration award shall be final and binding upon the Parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.

13. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles, unless otherwise mutually agreed upon by the Parties.

(e) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of the Company. This Agreement is personal to the Employee, and the Employee may not assign the Employee’s rights and obligations under this Agreement to any third party.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as set forth below.

GAMIDA CELL INC.

By:	/s/ Robert Blum
Name:	Robert Blum
Title:	Chairman of the Board

ABIGAIL JENKINS

By:	/s/ Abigail Jenkins

SCHEDULE A:

CONFIDENTIALITY AND OWNERSHIP OF INVENTIONS, UNFAIR COMPETITION AND NON-SOLICITATION UNDERTAKING

This CONFIDENTIALITY AND OWNERSHIP OF INVENTIONS, UNFAIR COMPETITION AND NON-SOLICITATION UNDERTAKING (“Undertaking”) is made and given as of September 18, 2022 by ABIGAIL JENKINS (the “Employee”).

WHEREAS, the Employee wishes to be employed with and provide services that are of particular and special value to Gamida Cell Inc. (together with its direct or indirect parent, subsidiary and affiliated companies, and its and their respective successors and assigns – the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information, and its rights in Inventions and in all related intellectual property rights; and

WHEREAS, this Undertaking is a condition to Employee’s employment with the Company pursuant to that certain Employment Agreement dated September 18, 2022 between Employee and the Company (as may be amended from time to time, the “Employment Agreement”).

NOW, THEREFORE, as a condition to Employee’s engagement with the Company, Employee hereby undertakes and warrants towards the Company as follows:

1.	Confidentiality.

1.1. Employee acknowledges that during the term of the Employee’s engagement with the Company, and including any period during which the Employee provided services to any Company entity at any time prior to the date hereof, the Employee may have (or may have had) access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or may agree, from time to time, to hold information of such parties in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, Inventions, trade secrets (as defined by the Defend Trade Secrets Act, 18 U.S.C. § 1839(3) and any applicable state law), test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed to the Company by Employee or any third party.

1.2. Employee acknowledges and understands that the engagement of the Employee with the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3. During the term of Employee’s engagement with the Company and at any time after termination or expiration thereof, for whatever reason, subject to Section 1.4 below, Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company, unless the Employee has an independent right or obligation to make such disclosure pursuant to applicable local, state or federal law, provided, that Employee gives the Company prompt notice of such requirement to disclose so that the Company may seek a protective order or other appropriate remedy, and provided further, that Employee shall furnish only that portion of the Confidential Information which is legally required to be disclosed, and shall exercise all reasonable efforts to obtain confidential treatment for such information.

1.4. Notice of Immunity: Employee acknowledges that via this paragraph the Company is providing the Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides immunity for the disclosure of a trade secret for the purpose of reporting a suspected violation of law and/or in an anti-retaliation lawsuit, in that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or where such disclosure is made via a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer or contracting party on account of the individual having reporting a suspected violation of law, may disclose the relevant trade secret to the individual’s attorney and may use such trade secret information in the applicable court proceeding, as long as any document containing such trade secret is filed under seal, and as long as the individual does not disclose such trade secret, except pursuant to court order.

1.5. All right, title and interest in and to Confidential Information are and shall remain the exclusive property solely of the Company or the property of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Employee in connection with the engagement with the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the exclusive property solely of the Company and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Employee to the Company upon termination or expiration of Employee’s engagement with the Company for any reason, or at any earlier time at the request of the Company, without Employee retaining any copies thereof.

1.6. During the term of Employee’s engagement with the Company, Employee shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of the Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that any such Confidential Materials are duly removed from the Company’s offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.7. During the term of Employee’s engagement with the Company, Employee will not improperly use or disclose any Confidential Information, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other party to whom Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to by such third party in a writing addressed to the Company.

2.	Unfair Competition and Non-Solicitation.

2.1. Employee undertakes that during the term of engagement with the Company and the Tail Period (as defined below), regardless of the reason for Employee’s separation from Company, Employee shall not, directly or on behalf of any other third party: (i) engage in or establish or otherwise become involved in, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, any business, occupation, work or any other activity involving stem cell therapies and/or NK cells, in each case relating to the treatment of cancer; (ii) solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (iii) solicit or induce, or attempt to solicit or induce, any employee, consultant, service provider, business partner, agent, distributor, supplier or customer of the Company, or any third party with respect to which the Company took substantial steps to engage as an employee or as any of the foregoing capacities during the period of Employee’s engagement with the Company, to terminate, reduce or modify the scope of its or their engagement with the Company or work for, in any capacity, a competitor of the Company. It is understood that the restrictions set forth in Section 2.1(i) above shall apply only to those geographical areas in which the Company actively conducts, or takes meaningful steps to actively conduct its business during the period of Employee’s employment at the Company. By signing this Undertaking, Employee represents and confirms that the restrictions set forth in this paragraph are not unduly burdensome, financially or otherwise, for the Employee. For purposes of this Undertaking, the “Tail Period” means (i) in the event Employee’s separation from the Company arises from a termination by the Company not for Cause (as defined in the Employment Agreement) or a resignation by the Employee for Good Reason (as defined in the Employment Agreement), a period of twelve (12) months from the termination date provided that the payments pursuant to Section 7(g) of the Employment Agreement shall have been duly paid to the Employee, and (ii) in the event Employee’s separation from the Company arises from any other reason, a period of six (6) months from the termination date.

2.2. Employee acknowledges that in light of Employee’s position at the Company and in view of Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, intellectual property and technologies, Confidential Information and Confidential Materials (the “Company’s Material Assets”), the provisions of this Section 2 are reasonable and necessary to legitimately protect the Company’s Material Assets, and are being undertaken by Employee as a condition to the engagement of Employee by the Company. Employee confirms that Employee has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Undertaking and, specifically, Section 2 hereof. Employee understands that, Employee has the right to consult with counsel prior to signing this Undertaking. By signing this Undertaking, Employee confirms that Employee has had ample time to exercise such right. Notwithstanding anything to the contrary contained in the Agreement or otherwise, the Employee declares that she is financially capable of undertaking these non-compete and non-solicitation provisions.

2.3. Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions apply are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company.

2.4. Employee acknowledges and agrees that the enforcement of the covenants in this Section 2, and otherwise in this Undertaking, is not contingent upon the payment of any additional cash consideration or the grant of any benefit, and that any payments (if any) made to Employee by the Company during the post-termination period set forth in Section 2.1 above (such as non-compete payments, on certain circumstances) shall not limit or otherwise affect the enforceability of the covenants for the entire period set forth above, and that good and valid consideration exists for the covenants herein apart from any cash consideration, and that such covenants are separately justified, appropriate and based on legitimate business reasons, regardless of the circumstances surrounding Employee’s separation from the Company.

2.5. If Employee’s employment with the Company is based in the Commonwealth of Massachusetts: then Section 7(g) in the Employment Agreement and this Section 2 shall not apply if Employee’s employment is terminated by Company without Performance Cause. For the purposes hereof, Employee agrees that “Performance Cause” shall mean a termination of Employee’s employment by Company due to: (a) Employee’s misconduct, (b) failure to meet Company’s performance expectations, or (c) any other reason qualifying as Cause (as defined herein). The Employee further acknowledges that the separation benefits described in Section 7(g) of the Employment Agreement are the mutually agreed upon consideration for the enforcement of this Section 2.

3.	Ownership of Inventions.

3.1. Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s engagement with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2. Employee agrees that all of the Inventions are, upon creation, considered Inventions of the Company, shall be the exclusive property solely of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) title, rights and interest in and to such Inventions, (ii) title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (iii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iv) rights relating to the protection of trade secrets and confidential information; (v) design rights and industrial property rights; (vi) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefor, trade names and packaging and all goodwill associated with the same; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s engagement with the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. The Employee further acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company shall be the “author” within the meaning of the Act.

3.3. Employee represents that there are no information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Employee (whether made solely by the Employee or jointly with others) that: (i) were developed by the Employee prior to Employee’s engagement with the Company, (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder.

3.4. Employee further agrees to perform, during and after Employee’s engagement with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

3.5. Employee shall not be entitled, with respect to any and all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the Employment Agreement. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in the Employment Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law, 1967 (or any successor or equivalent law in any jurisdiction). With respect to any and all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by an authorized officer of the Company, shall be void.

4.	General.

4.1. Employee represents that the performance of all the terms of this Undertaking and of all of Employee’s duties and services to the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging Employee.

4.2. Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee’s engagement with the Company and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. The Employee hereby explicitly acknowledges that the restrictions set forth in this Undertaking are not greater than required and do not unduly burden the Employee.

4.3. It is agreed and understood that if a court of law finds that the Employee has violated Section 2 of this Undertaking, then the restrictions set forth in such section shall automatically be extended for any period of time for which the court finds that the Employee violated such restrictions.

4.4. Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Employee, the Company may suffer irreparable harm or damage and that under such circumstances monetary remedies would be inadequate to protect against any actual or threatened breach of this Undertaking. Without prejudice to any other rights and/or remedies otherwise available to the Company, it is therefore agreed that the Company will be entitled to the granting of equitable relief, including but not limited to injunctive relief and specific performance, in favor of the Company without proof of actual damages to remedy or prevent any breach of this Undertaking (without limitation to any other remedy at law or in equity).

4.5. This Undertaking shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws principles which may result in the application of the laws of any other jurisdiction. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as applicable, located in the Commonwealth of Massachusetts. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such court, agrees that venue shall be proper in such court, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or forum non conveniens.

4.6. If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.7. The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the engagement between the Company and Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Employee’s obligations and liabilities under any applicable law.

4.8. This Undertaking constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by an authorized officer of the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.9. All notices and other communications under this Undertaking shall be in writing and shall be given in person, by fax, electronic or certified or registered mail, and shall be deemed to have been duly given twenty-four (24) hours after transmission of a fax or electronic email, three (3) days after sending a notice by certified or registered mail, or immediately upon delivery in person or explicit confirmation of receipt.

4.10. This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of an authorized officer of the Company.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this CONFIDENTIALITY AND OWNERSHIP OF INVENTIONS, UNFAIR COMPETITION AND NON-SOLICITATION UNDERTAKING effective as of the date first mentioned above.

Employee:

/s/ Abigail Jenkins	Date: September 18, 2022
ABIGAIL JENKINS